EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
Acceptance Insurance Companies Inc.


We consent to the incorporation by reference in Registration Statement No. 33-53730 and No. 33-68856 on Form S-3 and in Registration Statement No. 33-67180 and No. 33-51441 on Form S-8 of Acceptance Insurance Companies Inc. of our reports dated March 12, 1996 in this Annual Report on Form 10-K of Acceptance Insurance Companies Inc. for the year ended December 31, 1995. Our report referred to above includes an explanatory paragraph regarding the change in accounting method as described in Note 1 to the consolidated financial statements.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
April 11, 1996